FOR IMMEDIATE RELEASE                                  EXHIBIT 99.1

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Hunter Saklad (763) 551-7498 investorrelations@selectcomfort.com

SELECT COMFORT APPOINTS WENDY SCHOPPERT NEW CFO
Jim Raabe Departing to Assume CFO Position at Lindsay Corporation

MINNEAPOLIS – (May 9, 2011) – Select Comfort Corporation (NASDAQ: SCSS) today announced that Wendy Schoppert, the company’s senior vice president and chief information officer (CIO), has been appointed chief financial officer (CFO), effective June 6, 2011.  Schoppert succeeds Jim Raabe, who is resigning his position to accept the role of CFO at Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products based in Omaha, Nebraska. Schoppert will continue to report to Bill McLaughlin, Select Comfort’s president and chief executive officer.

Schoppert is an experienced finance and operating executive, who joined Select Comfort in 2005. During her time at the company, Schoppert has served in a variety of senior-level leadership positions, including her recent role as CIO. Notably, as CIO, Schoppert contributed to the company’s turnaround by leading the restructuring of the IT function. Prior to becoming CIO in 2008, Schoppert was senior vice president leading the company’s international business. Schoppert also held the position of senior vice president and general manager of new channel development and strategy.

“We are fortunate to have an executive with Wendy’s proven versatility on our management team, and I am pleased she has agreed to assume the role of CFO,” said McLaughlin. “Wendy has a deep understanding of the company, which, combined with her strong financial background, will serve Select Comfort well. I look forward to working closely

Select Comfort Appoints wendy Schoppert New CFO - Page 2 of 2 with Wendy in her new role as the team continues to deliver profitable growth and enhance value for our shareholders.”

Before joining Select Comfort in 2005, Schoppert led various departments within U.S. Bancorp Asset Management, including Private Asset Management and Corporate Development. Prior to that, Schoppert held a variety of finance and general management positions within the airline industry, including leadership roles in financial planning and analysis, investor relations and strategic planning.

McLaughlin continued, “I would like to sincerely thank Jim for his significant contributions to Select Comfort during his 13-year tenure with the company. In addition to his strong overall leadership of the finance function, Jim was an integral partner in helping us achieve the solid financial position that we enjoy today. I have greatly valued Jim’s guidance and counsel, and on behalf of the board and management, I wish him the best.”

About Select Comfort Corporation
Founded more than 20 years ago and based in Minneapolis, Select Comfort Corporation designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as bases and bedding accessories. Sleep Number products are sold through its 375 company-owned stores located across the United States; select bedding retailers; direct-marketing operations; and online at www.sleepnumber.com.

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